UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                     Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) is disclosing the Delaware Court’s Opinion, issued on June 16, 2022, in In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW, as additional soliciting materials.

Key Points to Consider on the Delaware Court’s Recent Opinion

•

Despite all the hyperbole in Mr. Lichtenstein’s release (dated June 17, 2022), he basically got none of the relief sought from the Court. There was no finding of contempt, no attorneys’ fees awarded, no invalidation of consents or other actions that would preclude the holding of the special meeting of stockholders — just simple curative disclosures to be made by the Company regarding conduct that pre-dates the February TRO. The inclusion of this minor remedy in the opinion is a non-event given that the Committee made the same disclosures last week regarding the February 1 press release not being authorized by the Company’s full board of directors. See: https://www.sec.gov/Archives/edgar/data/0000040888/000119312522167441/d365405ddfan14a.htm. The opinion requires the same disclosures to come from the Company in a Form 8-K. This remedy is fairly common despite Mr. Lichtenstein’s claims to the contrary in his press release.

•

The Committee encourages shareholders to read the actual opinion. Vice Chancellor Will was extremely careful to remain neutral, avoiding any charged language or wording that could be used by either side as “sound bites” in the proxy contest. As such, shareholders can see for themselves a complete disconnect between the language in the opinion and the headlines quoted by Mr. Lichtenstein in his strained efforts to claim victory in the litigation.

•

The Court’s recitation of the facts in this case provides very good context, including how the Nominating and Governance Committee was handcuffed in their actions given the Board deadlock, one caused by Mr. Lichtenstein and his friends on the Board — not to mention the tone and substance throughout the opinion, which validates how many of the actions taken by Ms. Drake’s slate were reasonable under the circumstances.

•

As the Committee expected, the Court upheld the principle of neutrality, which requires that no Company funds or resources be used to favor one side of the Board over the other. While the Committee questions the practicality of this outcome under the circumstances, where a hedge fund billionaire initiated a proxy contest and litigation against an individual officer and several independent directors on the Board, Ms. Drake and her fellow director nominees have respected the TRO since it was issued in mid-February.

•

The relatively rare instances in which the Court’s opinion found there had been a “violation” of the neutrality principle actually occurred before the TRO had even been entered in mid-February. These are items such as the issuance of the February 1 press release (two week before the TRO). Even then, the Court notes that it does not doubt Ms. Drake’s and others’ “good faith belief in the proprietary of their actions.” (see language in the opinion at the top of p. 33)

•

As to post-TRO conduct, the Court declined to find Ms. Drake or anyone else in contempt (which is the remedy Mr. Lichtenstein was seeking all along). While the Court spends a few paragraphs talking about the transfer of shares from beneficial to record ownership post-TRO in order to submit a slate of nominees (within the five day deadline imposed under the TRO), the opinion does not say Ms. Drake violated the TRO by her actions.

•	The Court also rejected Mr. Lichtenstein’s effort to invalidate the special meeting of stockholders by seeking to “sterilize” the consents that were delivered to the Company last month.

•

The Committee directs shareholders attention to the following passage excerpted from the opinion to put the Court’s findings and ruling in context. The Committee encourages shareholders to read the entire opinion, instead of relying on Mr. Lichtenstein’s selective quotes summarizing the litigation outcome completely out of context:

“A disclaimer is necessary: my findings in favor of the plaintiffs should in no way be taken as an endorsement of one faction’s electability over the other. In my view, both slates are comprised of highly qualified, impressive, and dedicated directors. I do not doubt that both the plaintiffs and the defendants believe that their slate can best serve the company and its stockholders.

1

Rather, my decision is driven by core tenets of Delaware law. Stockholders—not this court or either subset of directors—must now decide which faction’s vision will become that of the company. To preserve the ultimate goal of a fair and balanced election, neither half of this divided board has a superior claim to the company’s resources in the interim.”

For shareholders’ reference we have posted a copy of the full opinion on our website and filed the opinion with the SEC.

Again, it is unfortunate that millions of dollars and thousands of hours had to be spent in this wasteful litigation side-show created by Mr. Lichtenstein to advance his own personal goals seeking a takeover of the Board and the Company. The Committee (through its counsel) had proposed a resolution of this litigation months ago on the same basic terms that were ultimately imposed by the Court (i.e., entering the TRO as a final order and corrective disclosures). As the Committee has previously disclosed, the entire litigation was a major distraction to the Company’s management team, who even had to retain their own counsel due to the excessive demands for depositions, discovery, documents through subpoenas served on them by Mr. Lichtenstein and his lawyers.

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of the Company. No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements thereto and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of proxies from stockholders. Information about the participants is set forth in the definitive proxy statement.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
IN RE AEROJET ROCKETDYNE HOLDINGS, INC.	)	C.A. No. 2022-0127-LWW
)
)

MEMORANDUM OPINION

Date Submitted: June 6, 2022

Date Decided: June 16, 2022

A. Thompson Bayliss, Michael A. Barlow, Eliezer Y. Feinstein, & Samuel D. Cordle, ABRAMS & BAYLISS LLP, Wilmington, Delaware; R. Brian Timmons, QUINN EMANUEL URQUHART & SULLIVAN, LLP, Los Angeles, California; Ellison Ward Merkel & K. McKenzie Anderson, QUINN EMANUEL URQUHART & SULLIVAN, LLP, New York, New York; Counsel for Warren G. Lichtenstein

Peter J. Walsh, Jr., Matthew F. Davis, Abraham C. Schneider, & Patrick A. Lockwood, POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; Counsel for James R. Henderson, Audrey A. McNiff, and Martin Turchin

Raymond J. DiCamillo, Kevin M. Gallagher, Daniel E. Kaprow, & Caroline M. McDonough, RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware; David J. Margules & Brittany M. Giusini, BALLARD SPAHR LLP, Wilmington, Delaware; Mark A. Kirsch & Adam H. Offenhartz, GIBSON, DUNN & CRUTCHER LLP, New York, New York; Colin B. Davis, GIBSON, DUNN & CRUTCHER LLP, Irvine, California; Terence M. Grugan, BALLARD SPAHR LLP, Philadelphia, Pennsylvania; Counsel for General Kevin P. Chilton, Thomas A. Corcoran, Eileen P. Drake, and General Lance W. Lord

WILL, Vice Chancellor

This case presents a cautionary tale about the perils that can befall a board with an even number of directors.

In January 2022—with a director nomination deadline fast approaching and a pending acquisition of the company in limbo—the eight-member board of Aerojet Rocketdyne Holdings, Inc. deadlocked on a company slate of nominees.

The deadlock spawned from a fractured relationship between the company’s Chief Executive Officer, Eileen Drake, and its Executive Chairman, Warren Lichtenstein. The relationship had begun to sour when the two disagreed on how to approach the then-potential acquisition. Drake eventually accused Lichtenstein of seeking to discredit her and take the company in a different direction if the deal fell through, which led to an internal investigation. Lichtenstein, for his part, claimed that Drake failed to undertake proper contingency planning. From that dispute grew different outlooks on the company’s strategic direction.

Lichtenstein initially proposed that seven of the eight incumbents be named as the company’s nominees in the event the merger failed. The eighth incumbent had decided not to seek reelection. Drake objected to the proposal. The board decided to adjourn and meet again a few days later.

Meanwhile, the Federal Trade Commission sued to block the acquisition of the company. Lichtenstein proposed an agreement between Steel Partners (a longtime Aerojet stockholder controlled by Lichtenstein) and the company confirming the slate of seven incumbents and forgoing Steel’s right to nominate director candidates. No agreement was reached.

With the stockholder nomination deadline days away, Steel proceeded to nominate a slate of seven candidates that included Lichtenstein and three of the incumbents. Drake called upon the company’s executives and outside advisors to assist with a response to Steel’s nomination.

One aspect of that response took the form of a press release that purported to express the company’s disappointment in Steel’s nomination, attributed ulterior motives to Lichtenstein, and disclosed the ongoing investigation. That press release was filed with the Securities and Exchange Commission and sent by Drake to the company’s largest stockholders. Another aspect involved the company’s longtime outside counsel threatening litigation against the incumbent directors nominated on Steel’s slate.

This litigation followed.

The plaintiffs—Lichtenstein and the three incumbent directors on the Steel slate—brought claims against Drake and the other three incumbents. The plaintiffs’ claims concerned whether either half of the board was authorized to act for the company in connection with the election and whether the entity must stand neutral. The plaintiffs also sought a temporary restraining order preventing either faction from using the company’s name or resources to advantage itself in the election.

I granted a TRO with the intention of maintaining corporate neutrality given the board’s continued deadlock. After that ruling, Drake formally nominated her own stockholder slate of eight candidates, including the three incumbent directors who support her.

Following a series of motions and an inability to compromise, the case culminated in a three-day trial.

The plaintiffs maintain that the purpose of the trial was to level the playing field for the upcoming election. They ask the court to declare that certain of the defendants’ actions were unauthorized and contrary to a principle of corporate neutrality in a control dispute. They seek—in addition to final relief on their declaratory judgment claims—various forms of equitable relief and argue that the defendants should be held in contempt.

The defendants contest the plaintiffs’ characterizations of their conduct. They assert that they acted with the good faith belief that their actions were authorized. They further contend that the corporation was not required to stand neutral because the Steel slate constituted a threat to the company. Finally, they argue that the plaintiffs’ unclean hands bar them from equitable relief.

As discussed in this decision, the directors’ beliefs in the propriety of their actions did not alter the legal requirements for authorized board actions set by Delaware law and the company’s bylaws. Nor did they give one half of an incumbent board the right to claim for itself the company’s support while painting the other half as hostile to the company’s interests. One faction’s ties to management do nothing to change that principle.

Accordingly, I find that the plaintiffs are entitled to a declaration that certain of the defendants’ challenged acts were unauthorized and that, with the board deadlocked, the defendants could not deploy the company’s resources in support of their slate or to discredit the plaintiffs’ slate. I also grant a subset of the equitable relief sought by the plaintiffs. I decline, however, to find that any of the defendants are in contempt of court.

A disclaimer is necessary: my findings in favor of the plaintiffs should in no way be taken as an endorsement of one faction’s electability over the other. In my view, both slates are comprised of highly qualified, impressive, and dedicated directors. I do not doubt that both the plaintiffs and the defendants believe that their slate can best serve the company and its stockholders.

Rather, my decision is driven by core tenets of Delaware law. Stockholders— not this court or either subset of directors—must now decide which faction’s vision will become that of the company. To preserve the ultimate goal of a fair and balanced election, neither half of this divided board has a superior claim to the company’s resources in the interim.

I. RELEVANT BACKGROUND

The following facts were stipulated to by the parties or proven by a preponderance of the evidence at trial.1

A. The Company and its Board

Nominal party Aerojet Rocketdyne Holdings, Inc. (“Aerojet” or the “Company”) is a manufacturer of propulsive systems for space, defense, civil, and commercial applications.2 It is a Delaware corporation with its principal place of business in California.3

The Company has an eight-member board of directors (the “Board”).4 Its directors take center stage in this litigation.

Plaintiff Warren G. Lichtenstein is the Board’s Executive Chairman. He has held that position since 2016 (having previously held the position of Chairman from 2013) and has served as an Aerojet director since 2008.5 Lichtenstein is also the Executive Chairman of Steel Partners Holdings GP Inc., general partner of Steel Partners Holdings L.P., a publicly listed diversified holding company (together with its affiliates, “Steel”).6 It has held a position in Aerojet since 2000 and currently holds an approximately 5% stake.7

[1]

See Dkt. 247 (“PTO”). Where facts are drawn from exhibits jointly submitted by the parties at trial, they are referred to according to the numbers provided on the parties’ joint exhibit list and cited as “JX    ” unless defined. Pincites refer to the page numbering overlaid on each joint exhibit. Trial testimony is cited as “[Name] Tr.” Deposition transcripts are cited as “[Name] Dep.”

[2]	PTO ¶ 23.
[3]	Id.
[4]	Id. ¶ 24.
[5]	Id. ¶ 5.
[6]	Id.
[7]	Id. More precisely, Steel invested in the Company’s predecessor, GenCorp Inc., in 2000. Id.

A 2008 shareholder agreement between the Company and Steel led to Lichtenstein’s initial appointment to the Board.8 Plaintiffs and Aerojet directors James R. Henderson and Martin Turchin joined the Board in 2008 through that same agreement.9 Defendant Thomas A. Corcoran has also served as an Aerojet director since 2008.

Henderson has served as the CEO of seven companies and on the boards of ten public companies, with most of his experience in the defense industry.10 He was employed at Steel until 2011.11 He is currently a member of the Board’s Corporate Governance & Nominating Committee (the “Nominating Committee”).12

[8]	JX 1 at 4; Lichtenstein Tr. 929.
[9]	JX 1 at 4; PTO ¶¶ 7-8.
[10]	Henderson Tr. 6-7.
[11]	Id. at 8.
[12]	Id. at 9-10.

Turchin is a lawyer by training who has spent decades in the real estate industry and has served on the board of a publicly traded real estate investment trust.13 He is currently a member of the Nominating Committee.14

Corcoran has held a variety of executive positions—including in the defense and aerospace industries—since the 1960s and has served on about 20 boards.15 He currently chairs the Board’s Nominating Committee.16

Defendant Eileen P. Drake is the Company’s Chief Executive Officer and President.17 She has held those positions since June 2015.18 She joined Aerojet as its Chief Operating Officer in March 2015 after being recruited by Lichtenstein.19 In her capacity as CEO, she reports to Lichtenstein.20 Drake has also been a member of the Board since 2015.21 Before joining Aerojet, she was a U.S. Army aviator and airfield commander and had held management positions at Ford Motor Company and United Technologies Corporation.22

[13]	Turchin Tr. 630-32.
[14]	Id.
[15]	Corcoran Tr. 204-07.
[16]	Id. 207-08.
[17]	PTO ¶ 11.
[18]	Id.
[19]	Id.
[20]	See JX 23 § 1(a); JX 591.
[21]	PTO ¶ 11.
[22]	Drake Tr. 427-28.

Defendants General Lance W. Lord and General Kevin P. Chilton joined the Board in 2015 and 2018, respectively.23

Lord is a retired U.S. Air Force four-star general and previously served as the commanding officer of the United States Air Force Space Command.24

Chilton is a retired U.S. Air Force General having served, among other roles, as an astronaut, program manager for the International Space Station, and Commander of the U.S. Strategic Command.25

Plaintiff Audrey A. McNiff is the most recent addition to the Board, having joined in 2020.26 She previously worked in the financial services industry for three decades, most recently as a partner in Goldman Sachs’s securities division.27 She is a member of the Nominating Committee.28

B. The Merger Agreement

In July 2020, Lockheed Martin Corp. submitted a non-binding indication of interest contemplating an all-cash acquisition of Aerojet for $47.50 per share.29 From the outset, Drake and Lichtenstein disagreed about the Company’s approach to the transaction process.30 Their views continued to diverge as negotiations progressed.31

[23]	PTO ¶¶ 9, 12.
[24]	Lord Tr. 797-98.
[25]	Chilton Tr. 310-12.
[26]	PTO ¶ 6.
[27]	McNiff Tr. 120.
[28]	Id. at 121.
[29]	PTO ¶ 28.
[30]	Id. ¶ 29.
[31]	Id. ¶¶ 29, 31.

Eventually, an agreement was reached whereby Lockheed would acquire the Company for $56 per share in an all-cash transaction.32 The Board unanimously approved an Agreement and Plan of Merger on December 19, 2020, which the Company executed the next day.33 Aerojet stockholders approved the merger agreement on March 9, 2021. Steel voted in favor of the merger.34

The deal did not close after the stockholder vote because it remained subject to regulatory review by the Federal Trade Commission (“FTC”).35 The Company’s stock price traded considerably below the deal price during this time.36

In August 2021, the head of the FTC expressed her view that antitrust enforcers should more frequently move to block mergers that could threaten competition.37 Lichtenstein became concerned that the FTC would prevent the transaction from being completed and wanted the Board to engage in contingency planning.38 Drake disagreed and expressed the view that such efforts could violate Aerojet’s merger agreement with Lockheed.39

[32]	Id. ¶¶ 30, 33.
[33]	Id. ¶¶ 33-34.
[34]	Id. ¶ 35.
[35]	Id. ¶ 36.
[36]	JX 590.
[37]	JX 51.
[38]	PTO ¶ 37; JX 58.
[39]	JX 58.

Ultimately, the FTC unanimously rejected the Aerojet-Lockheed transaction and sued to block it on January 25, 2022.40 Lockheed terminated the merger agreement on February 13, 2022.41

C. The Investigation

While the deal was under FTC review, Drake and Lichtenstein’s relationship continued to deteriorate. Drake began to raise a series of complaints about Lichtenstein with the Company’s then-General Counsel, Arjun Kampani.

On May 10, 2021, Drake sent Kampani a “Memorandum for Record” describing an “erosion of trust” between her and Lichtenstein.42 Lichtenstein responded on May 25, 2021 to correct “certain inaccurate statements” for the record.43

[40]	PTO ¶ 53.
[41]	Id. ¶ 76.
[42]	JX 34.
[43]	JX 45.

Drake sent a second memorandum to Kampani on September 2, 2021, reporting that she had learned Lichtenstein had spoken with certain individuals outside of the Company regarding his views on the Company’s future if the Lockheed deal did not close.44 She expressed concern that he would remove her as CEO and the view that his demands for contingency planning and repeated information requests were both risky and distracting to management. At Drake’s request, Kampani shared the September 2 memo with Chilton, Lord, and Corcoran but excluded the other directors.45

On September 10, 2021, a memorandum prepared by Kampani and described as being from the “Independent Members of the Board” (that is, the Board minus Drake and Lichtenstein) was sent to Lichtenstein (the “Guidance Memo”).46 The Guidance Memo noted that the Company “ha[d] received reports related to [Lichtenstein’s] conduct in communicating with third parties about the Lockheed Martin transaction as well as . .. . with regard to the executive management of the Company” and “remind[ed]” Lichtenstein of his “fiduciary obligations and direct[ed] him to cease engaging in such conversations.“47 Four days after the Guidance memo was sent, McNiff, Henderson, and Turchin were provided with a copy of Drake’s September 2 memorandum.48

[44]	JX 70.
[45]	JX 77.
[46]	PTO ¶ 43.
[47]	JX 88.
[48]	PTO ¶ 46.

On October 6, 2021, Drake submitted a memorandum to the Board, reiterating her belief that Lichtenstein was searching for a CEO to replace her.49

On October 13, 2021, the Board formed a committee consisting of the six non-management directors (the “Non-Management Committee”) to investigate Drake’s allegations (the “Investigation”).50 Corcoran was tasked with handling the procedural aspects of the Investigation, including retaining outside counsel and coordinating their process.51 The Committee hired Morris, Nichols, Arsht & Tunnell LLP and Weil, Gotshal & Manges LLP as its legal advisors. The members of the Non-Management Committee were advised that the Investigation was confidential.52

On May 2, 2022—well into this litigation—the Non-Management Committee issued a memorandum directed to Drake and Lichtenstein summarizing the findings and results of its Investigation.53 The Committee reached two conclusions.

The first conclusion concerned Drake’s allegations about Lichtenstein’s “[e]xtensive questioning and demands for information . . . in numerous communications in the months prior to and following the signing of the Lockheed Martin merger agreement . . . generally related to business and financial matters and ‘contingency planning.’”54 The committee found that this “conduct did not constitute harassment or retaliation and was not improper under applicable Company policies or law.”55

[49]	JX 107; Henderson Tr. 24-26; McNiff Tr. 133; Turchin Tr. 644-45.

[50]	PTO ¶ 48.

[51]	Turchin Tr. 646; Corcoran Tr. 214.

[52]	Henderson Tr. 32, 44; McNiff Tr. 137-38.

[53]	PTO ¶ 87; JX 578 at 1.
[54]	JX 578 at 3.

[55]	Id.

The second conclusion addressed Lichtenstein’s “communications with third parties outside the Company concerning the Lockheed merger and the Company’s CEO,” at least one of which occurred after Lichtenstein had received the Guidance Memo.56 The Non-Management Committee “formally reprimanded” Lichtenstein for “failing to follow the directives in the Guidance Memo” and “mandate[d]” that “he comply with the Company’s Code of Conduct and make no statements or communications to persons external to the Company concerning the Company’s CEO, any search for a new CEO, management tenure or succession generally, or the strategic direction of the Company” (unrelated to the current proxy fight) without Board approval.57

[56]	Id.

[57]	Id.

On May 3, 2022, Lichtenstein requested that the Board authorize the release of the Investigation report.58 Drake joined him in that request the next day.59 It was publicly released on May 16, 2022.60

D. The Attempts to Nominate a Company Slate

In late January 2022, with uncertainties about the future of the Lockheed transaction growing and the Investigation ongoing, Lichtenstein’s contingency planning efforts turned to nominating a Company slate of directors. The Company’s bylaws required stockholders wishing to nominate a slate of directors to do so on or before February 5, 2022.61

Lichtenstein began to ask the outside directors if they wished to stay on the Board if the merger failed.62 He suggested that Corcoran resign or otherwise not stand for reelection.63 In response, Corcoran stated his intention to see the Lockheed merger and the Investigation through to completion but determined that he would not seek reelection for personal reasons.64

[58]	PTO ¶ 88.

[59]	Id. ¶ 89.

[60]	JX 713.

[61]	Henderson Tr. 86; see JX 11 § 2.3.

[62]	Lichtenstein Tr. 967-68; see JX 122.

[63]	PTO ¶ 50; Lichtenstein Tr. 970-97.

[64]	PTO ¶ 51; JX 127; JX 136.

On January 21, 2022, Lichtenstein called a special meeting of the Board for January 24, 2022 to discuss nominating a Company slate of directors.65 At that meeting, Lichtenstein proposed resolutions providing that, in the event the merger did not close, the Company’s slate of candidates for election at its 2022 annual meeting would consist of all sitting directors except Corcoran. The draft resolutions also stated that “the Board w[ould] use its reasonable best efforts to add two diverse director candidates to the Board.”66 Drake objected to the proposal on the grounds that it violated the Company’s Corporate Governance Guidelines by bypassing the Nominating Committee.67 The Board did not hold a vote but agreed to meet again later that week.68

On January 26, 2022—the day after the FTC sued to block the Lockheed merger—Lichtenstein sent the Board materials for a January 27 meeting.69 The materials consisted of a set of resolutions and a proposed letter agreement between Steel and Aerojet.70 The proposed letter agreement provided that Steel would agree to forgo its right to nominate its own slate of directors for election in 2022 in exchange for the contractual equivalents of the resolutions proposed at the January 24 Board meeting.71 The resolutions differed from those presented on January 24 only by an additional resolution approving the letter agreement.72

The January 27 Board meeting never took place.73

[65]	PTO ¶ 51; JX 129; JX 131.

[66]	PTO ¶ 52; JX 134.

[67]	PTO ¶ 52; Drake Tr. 486.

[68]	PTO ¶ 52.

[69]	JX 155 at 1.

[70]	Id.
[71]	Id. at 2.
[72]	Id. at 4; JX 134 at 3.

[73]	See JX 157; Lichtenstein Tr. 988.

E. The Steel Slate

On January 28, 2022, Steel notified Aerojet of its intent to nominate Lichtenstein, Henderson, Turchin, McNiff and three additional candidates (the “Steel Slate”) for election to the Board at the Company’s 2022 annual meeting.74 Steel representatives informed the Company that it remained willing to compromise to avoid a contested election and that—with the February 5 deadline for stockholder nominations looming—it felt the need to protect its rights.75 Steel also indicated that it would be willing to nominate an alternate candidate to the slate in Lichtenstein’s place in response to the Investigation’s conclusions.76

[74]	PTO ¶ 56; JX 171.

[75]	PTO ¶ 56; JX 171.

[76]	JX 567 at 6; Lichtenstein Tr. 987-88.

The six outside directors met on January 30, 2022 to discuss the Steel Slate, with counsel for the Non-Management Committee in attendance. During that meeting, those directors reached an agreement in principle to nominate the seven-member, all-incumbent slate that Lichtenstein originally proposed on January 26, subject to agreement among counsel on details and definitive documentation.77

The next day, the Non-Management Committee’s counsel circulated draft resolutions. One proposed resolution provided that the Board “retained the authority to reconsider the inclusion of any person on the proposed slate in light of the results of the Company’s pending investigation or any other matter.”78 McNiff replied that she did not believe the resolutions reflected the consensus reached at the January 30 meeting.79 The directors had agreed on entering into an agreement, not passing resolutions.

Counsel for the Non-Management Committee was concurrently working with Company counsel on a strategy to respond to the “dissident” directors (i.e., those on the Steel Slate).80

[77]	PTO ¶¶ 58-59.

[78]	Id. ¶ 59; JX 219.

[79]	PTO ¶ 59; JX 221.

[80]	See JX 204; JX 206.

Later on January 31, 2022, Chilton, Lord, and Corcoran called a special Board meeting to discuss a response to Steel’s notice nominating the Steel Slate.81 The plaintiffs declined to attend the meeting and it failed to secure a quorum.82

On February 1, 2022, Steel filed an amendment to its Schedule 13D to publicly disclose the nomination of its slate.83

F. The February 1 Press Release

Hours after Steel’s 13D amendment was filed, the Company issued a press release in response (the “February 1 Press Release”). The press release stated that the Company was “confirm[ing] an ongoing internal investigation involving Mr. Lichtenstein.”84 It also purported to provide the Company’s views on Steel’s nomination:

The Company believes that Mr. Lichtenstein’s decision to cause [Steel] to launch a disruptive proxy contest at this time may ultimately be driven by his personal concerns and desire to secure his board position and gain leverage in the context of the Company’s internal investigation. The Company is disappointed that, at a critical time for the Company, Mr. Lichtenstein has decided to take these actions to launch a proxy fight.85

[81]	PTO ¶ 61.

[82]	Id.

[83]	Id. ¶ 63.

[84]	JX 241.

[85]	Id.

Drafts of the February 1 Press Release had been exchanged among multiple officers of the Company, the Company’s longtime outside counsel at Gibson Dunn & Crutcher LLP, and its M&A counsel at Jenner & Block LLP, among other advisors, as early as the morning of January 29, 2022.86 Correspondence circulated with those drafts reflected an intention to pressure Lichtenstein into withdrawing Steel’s nomination. The disclosure of the Investigation was viewed as a bargaining chip.87

Outside counsel for the Non-Management Committee was also involved in the response and, on January 29, advised management that “[p]resumably we’ll need board or committee authorization for action in response to Steel’s slate.”88

Before the issuance of the February 1 Press Release, Lichtenstein wrote Kampani, copying the Board, that “any press release or public disclosures by, for or in the name of the Company should be provided to all Board members so that they may review and provide comments . . . before such disclosures are issued or filed.”89 Outside counsel for the Non-Management Committee sent a draft of the press release to Corcoran, Lord, and Chilton.90 Lichtenstein, Henderson, Turchin, and McNiff were not shown a draft of the press release or provided with prior notice before it was published.91

[86]	JX 179; see JX 195, JX 200, JX 238.

[87]	JX 180; JX 186.

[88]	JX 180; see also JX 600; JX 601.

[89]	JX 802.

[90]	JX 208.
[91]	PTO ¶ 64; Lichtenstein Tr. 994-96; Henderson Tr. 39-41; Turchin Tr. 660-61; McNiff Tr. 147-49; see also JX 199; Corcoran Tr. 275-76; Chilton Tr. 383; Drake Tr. 534-35.

On February 2, 2022, the Company filed a Form 8-K and a Schedule 14A with the Securities and Exchange Commission (together, the “February 2 Disclosures”), both enclosing the February 1 Press Release.92

On February 7, 2022, Drake wrote to major Aerojet stockholders to highlight the February 1 Press Release.93

G. The Persisting Deadlock

Chilton, Corcoran, and Lord called another special Board meeting on February 2, 2022 to discuss a response to Steel’s nomination.94 Lichtenstein informed them that he would be on a plane and unavailable. Notwithstanding Lichtenstein’s unavailability, the meeting went forward with the intention of passing resolutions prepared by the Non-Management Committee’s counsel that would have allowed a committee of Corcoran, Chilton, and Lord to exercise the Board’s authority in response to the Steel Slate.95 The Board could not reach a quorum because the plaintiffs did not attend the meeting.96

[92]	PTO ¶ 65; JX 276; JX 277.

[93]	See, e.g., JX 306; JX 308.

[94]	PTO ¶ 65.
[95]	JX 261.
[96]	PTO ¶ 66.

On February 3, 2022, Gibson Dunn, “as litigation counsel for Aerojet,” wrote to the plaintiffs’ counsel, alleging that the plaintiffs had acted in breach of their fiduciary duties.97 It closed with: “Aerojet reserves all rights, including its right to enforce [the plaintiffs’] compliance with their fiduciary duties through litigation.”98

The full Board convened on February 4, 2022.99 Corcoran, Chilton, and Lord proposed resolutions that would have created a committee consisting of those three directors.100 The resolutions would have delegated to the committee the power to speak on behalf of the Company in connection with the upcoming director election, exercise the Board’s authority in connection with the merger agreement with Lockheed, issue public filings on behalf of the Company, and take over the Investigation.101 A motion to adopt the resolutions failed to carry.102

[97]	JX 287.

[98]	Id.

[99]	PTO ¶ 67.

100	Lord Tr. at 883-86; see JX 810 at 3-6.

101	PTO ¶ 68.

102	Id. ¶ 69.

Lichtenstein next proposed resolutions that he had circulated to the Board the day prior.103 Those resolutions would have memorialized the Board’s disagreement as to who should be nominated for election at the upcoming annual meeting if the Lockheed transaction did not close, specified that stockholders should resolve that dispute, confirmed that the Company would remain neutral in the dispute between the two factions, held that the Company’s voice and resources would not be used to support the election of either faction, and waived the Company’s advance notice bylaw to allow the defendants to run their own slate of directors.104 A motion to adopt the resolutions failed to carry.105

H. The Litigation and TRO

On February 7, 2022, the plaintiffs filed a Verified Complaint for Declaratory Judgment (the “Complaint”).106 Count I of the Complaint seeks a declaratory judgment that “no Defendant nor any Aerojet officer, director, employee or anyone else acting or purporting to act on the Company’s behalf may speak on behalf of the Company or take any action on behalf of the Company without proper authorization from the Board.”107 Count II seeks a declaratory judgment that “no officer, employee, advisor or agent of the Company shall take action on behalf of the Company for the purpose of directly or indirectly supporting” a slate of directors in connection with the upcoming election.108 The Complaint was accompanied by a motion for a temporary restraining order and a motion to expedite.

103	JX 711.

104	PTO ¶ 70.

105	Id. ¶ 72.

106	Dkt. 1.

107	Id. ¶ 95.
108	Id. ¶ 100.

On February 10, 2022, Gibson Dunn sent a joint representation agreement related to this litigation to the Company and the defendants.109 The Company had paid the firm a $250,000 retainer related to the joint representation the previous day.110 On February 11, 2022, the defendants filed a separate lawsuit against the plaintiffs and a Steel entity both individually and (purportedly) on the Company’s behalf. The defendants’ complaint alleged that the plaintiffs had breached their fiduciary duties and sought relief including the appointment of a custodian to break the Board deadlock, the removal of Lichtenstein as a director, and the disqualification of the Steel Slate.111

The court held a hearing on the plaintiffs’ motions for a temporary restraining order and to expedite on February 15, 2022. Both motions were granted. The court’s February 15 oral ruling explained that the purpose of the temporary restraining order was to “retain the company’s neutrality regarding its upcoming director elections” given the Board deadlock.112 The parties were directed to submit an implementing order.113

109	See JX 324 at 18.

110	See JX 320; JX 324.

111	PTO ¶ 75.
112	Dkt. 38.

113	Id.; PTO ¶ 77.

The parties disagreed on the form of that order. For example, the defendants’ proposed order contemplated a Company-backed $20 million fund to be used to reimburse proxy costs.114 The plaintiffs’ proposed order did not. On February 23, 2022, the court issued a letter decision adopting the plaintiffs’ proposed order, which was subsequently entered (the “Order” and, with the February 15 ruling, the “TRO”).115

The Order entered on February 23 memorialized the parties’ agreement to extend the stockholder nomination deadline to February 28, 2022 and stated, among other things:

No party to this Action, no officer, director, employee, advisor or agent of Aerojet Rocketdyne Holdings, Inc. (the “Company”), no person or entity purporting to have authority over the Company, and no person or entity acting in concert with any of the foregoing who has notice of this order, shall authorize, agree to, permit, or take any of the following actions without the prior written approval of the Company’s Board of Directors (the “Board”) . . . take action on behalf of or in the name of the Company or use or otherwise deploy Company funds or other Company resources in support of the election efforts of any candidate for election at the Annual Meeting.116

114	Dkt. 34.

115	Dkt. 40.
116	Dkt. 41.

I. The Drake Slate

Following the TRO, the defendants continued to work with a variety of outside advisors who had previously advised the Company, including Gibson Dunn, Jenner, Evercore, and Citigroup.117 In addition, certain Aerojet executives continued to support the defendants’ efforts in the proxy contest.118 Aerojet employees also assisted Drake with transferring her shares into record name so that she could nominate a slate by February 28.119

On February 28, 2022, Drake delivered her own notice of nomination to the Company.120 Drake’s slate of nominees consisted of herself, Corcoran, Lord, Chilton, and four others (the “Drake Slate”).121 Her efforts to assemble a slate to compete against the Steel Slate had begun as early as February 1.122

[11][7]	See JX 357; JX 376; JX 412; JX 432; JX 519; JX 641; Drake Tr. 515, 545, 554.

118	See, e.g., JX 401; JX 430; JX 437; JX 471; JX 682; JX 686; JX 688; JX 875; JX 876.

119	See JX 437.

120	PTO ¶ 79; JX 469.

121	PTO ¶ 79.

122	JX 285.

J. The Litigation Post-TRO

Both parties took multiple actions in the litigation after the court’s ruling on the TRO, including a motion to enforce the TRO, a motion for a final judgment, and discovery motions. Some bear mentioning.

On March 7, 2022, the defendants voluntarily dismissed their lawsuit against the plaintiffs.123

On March 13, 2022, the plaintiffs filed a motion for leave to supplement their Complaint to include a count concerning the need for neutral counsel to advise the Board regarding the proxy contest.124 The court granted that motion on March 22, 2022.125

On March 22, 2022, the plaintiffs filed a Verified Supplement to their Complaint.126 The Supplement added a third declaratory judgment count asking the court to determine that no defendant “nor any Aerojet officer, director, employee nor anyone else acting on the Company’s behalf may direct any legal counsel to take action on behalf of the Company in connection with the Annual Meeting or proxy contest without proper authorization” and to order the Board to “appoint neutral counsel in advise the Board in connection with all of the Company’s legal affairs and obligations related to the Annual Meeting and proxy contest.“127

123	Dkt. 55.

124	Dkt. 75.

125	Dkt. 95.

126	Dkt. 97.
127	Verified Suppl. to Compl. ¶¶ 151-52 (Dkt. 97).

On April 21, 2022, the defendants answered the Complaint as supplemented, and asserted affirmative defenses (including unclean hands) and counterclaims.128 The counterclaims mirror—in many respects—certain of the claims the defendants brought and voluntarily dismissed in March.

A three-day trial was held beginning on May 23, 2022.129 Nine witnesses testified live at trial. The trial record includes 886 joint exhibits.

II. LEGAL ANALYSIS

The plaintiffs bear the burden of proving their claims by a preponderance of the evidence.130 The defendants bear the same burden for their unclean hands affirmative defense.131 “Proof by a preponderance of the evidence means proof that something is more likely than not.”132

128	Dkt. 138.

129	Dkts. 258, 259, 260.

130

See Revolution Retail Sys., LLC v. Sentinel Techs., Inc., 2015 WL 6611601, at *9 (Del. Ch. Oct. 30, 2015); Osborn v. Kemp, 2009 WL 2586783, at *4 (Del. Ch. Aug. 20, 2009) (“Typically, in a post-trial opinion, the court evaluates the parties’ claims using a preponderance of the evidence standard.”), aff’d, 991 A.2d 1153 (Del. 2010).

131

Stone & Paper Invs., LLC v. Blanch, 2021 WL 3240373, at *23 (Del. Ch. July 30, 2021) (noting that the party asserting the defense of unclean hands bears the “burden of persuasion to establish unclean hands by a preponderance of the evidence”).

132	Revolution Retail Sys., 2015 WL 6611601, at *9.

I begin by assessing the plaintiffs’ declaratory judgment claims and go on to consider whether the plaintiffs are entitled to any additional forms of relief. I next consider the defendants’ unclean hands affirmative defense. Finally, I address whether the defendants’ actions violated the TRO.

A. The Requested Declaratory Judgments

The plaintiffs’ declaratory judgment claims concern whether certain of the defendants’ actions in connection with the contested election were authorized or permitted under the principle of corporate neutrality. Under the Delaware Declaratory Judgment Act, Delaware courts “have power to declare rights, status and other legal relations whether or not further relief is or could be claimed”133 so long as an “actual controversy” exists between the parties.134 The rights at issue concern those held by directors and management when a board is deadlocked in a control dispute. In such a scenario, who has the power to take action on behalf of the company and exploit its resources?

133	10 Del. C. § 6501.
134

Stroud v. Milliken Enters., 552 A.2d 476, 479-80 (Del. 1989) (explaining that an “actual controversy” exists if it “involve[s] the rights or other legal relations of the party seeking declaratory relief . . . [is] a controversy in which the claim of right or other legal interest is asserted against one who has an interest in contesting the claim . . . [is] between parties whose interests are real and adverse . . . [and] the issue involved in the controversy [is] ripe for judicial determination” (quoting Rollins Intern. v. Int’l Hydronics Corp., 303 A.2d 660, 662-63 (Del. 1973))).

“A corporation is an artificial being, invisible, intangible, and existing only in contemplation of law.”135 “Because it lacks a body and mind, a corporation only can act through human agents.”136 Under Delaware law, a company’s directors are the corporate agents charged with managing the business and affairs of the corporation.137 Only a “duly authorized board has the power to act for the corporation.”138

The plaintiffs’ claims flow from these foundational concepts of our law. The first claim concerns whether certain acts taken by the defendants were invalid, given the lack of Board or committee approval. The plaintiffs ask that the court declare that those actions were unauthorized. The defendants argue, in response, that they had a good faith basis to believe otherwise.

135	Trs. of Dartmouth Coll. v. Woodward, 17 U.S. (4 Wheat.) 518, 636 (1819).
136

Prairie Cap. III, L.P. v. Double E Hldg. Corp., 132 A.3d 35, 60 (Del. Ch. 2015); see also Mallinckrodt Chem. Works v. Missouri, 238 U.S. 41, 56 (1915) (“Corporations, unlike individuals, derive their very right to exist from the laws of the state; they have perpetual succession; and they act only by agents.”); N. Assur. Co. v. Rachlin Clothes Shop, 125 A. 184, 188 (Del. 1924) (“[B]eing a purely metaphysical creature, having no mind with which to think, no will with which to determine and no voice with which to speak, [a corporation] must depend upon the faculties of natural persons to determine for it its policies and direct the agencies through which they are to be effectuated.”).

137

8 Del. C. § 141(a); see Quickturn Design Sys., Inc. v. Shapiro, 721 A.2d 1281, 1291 (Del. 1998) (“One of the most basic tenets of Delaware corporate law is that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation.”); McMullin v. Beran, 765 A.2d 910, 916 (Del. 2000) (“One of the fundamental principles of the Delaware General Corporation Law statute is that the business affairs of a corporation are managed by or under the direction of its board of directors.”).

138

Grayson v. Imagination Station, Inc., 2010 WL 3221951, at *5 (Del. Ch. Aug. 16, 2010); see 1 Robert S. Saunders et al., Folk on the Delaware General Corporation Law § 141.01[A] at 4-24 (7th ed. 2021) (“Section 141(a) expresses the general statutory requirement that corporate affairs be managed by an elected board of directors. The Delaware Supreme Court has emphasized that a board’s managerial authority under section 141(a) is ‘a cardinal precept of the DGCL.’ However, only a duly authorized board has the power to act for the corporation.” (quoting 8 Del. C. 141(a))).

The second claim concerns whether the corporation was required to remain neutral in the ongoing control dispute. The plaintiffs seek a declaration that the principle of corporate neutrality applies and was violated by the defendants’ usurpation of the Company’s name and resources. The defendants argue that the principle has no application to the present dispute.

I address each of these actual controversies in turn.139

1. Whether Certain Actions Were Authorized

The default standard under Delaware law is that a board cannot take action without the approval of “the majority of the directors present at a meeting at which a quorum is present.“140” Each member of a corporate body has the right to consultation with the others and has the right to be heard upon all questions considered.”141 The Company’s bylaws confirm that the Board cannot take action

139

The plaintiffs raised a third count in their Supplement, focused on the retention of neutral legal counsel. Because that claim and any associated relief were not discussed in the parties’ submissions at trial, it is not discussed here. In addition, it is moot (in part) as neutral counsel—as required by the TRO—has been retained by the Company in connection with this litigation.

140	8 Del. C. § 141(b); see also id. § 141(a).
141

Lippman v. Kehoe Stenograph Co., 95 A. 895, 902 (Del. Ch. 1915); see also OptimisCorp v. Waite, 137 A.3d 970, at *3 n.8 (Del. 2016) (TABLE) (“Given that the DGCL allocates fundamental decision-making power to the board as a whole, and not to any individual director qua director, all directors must have the opportunity to participate meaningfully in any matter brought before the board and to discharge their oversight responsibilities.” (quoting J. Travis Laster & John Mark Zeberkiewicz, The Rights and Duties of Blockholder Directors, 70 Bus. Law. 33, 35, 41 (2015))).

without the approval of a majority of the directors present at a meeting or by unanimous written consent.142 For the current eight-member Board, five directors were needed for a quorum. The defendants are only four. When a subset of the board without authority to act disregards this rule, the court has found its actions to be invalid.143

Absent that authorization, the defendants were not permitted to act on the Company’s behalf in an election contest involving competing halves of the Board. In In re TransPerfect Global, Inc., the court held that press releases by one member of a deadlocked board that were couched as company statements were improper because they were “unauthorized act[s] of the company.”144 And in In re Howard Midstream Energy Partners, LLC, the court determined that a CEO’s notice to unitholders portraying his own opinion related to a corporate control dispute as the company’s was unapproved by the board and unauthorized.145 So too here.

[1][42]	JX 11 §§ 3.6-3.8.
143	See Applied Energetics, 239 A.3d at 426, 428 (invalidating action taken by board minority based on the “default rule” in 8 Del. C. § 141(b)).
144

C.A. No. 9700-CB, at 35-36 (Del. Ch. Sept. 18, 2014) (TRANSCRIPT) (stating that it was “plainly false to characterize [a press release] as an act of the company when it was issued unilaterally by [one member of a two-person board]”).

145	C.A. No. 2021-0487-LWW, at 64-66 (Del. Ch. July 22, 2021) (TRANSCRIPT).

The plaintiffs contend that the defendants unilaterally acted on Aerojet’s behalf. They maintain that the retention of Gibson Dunn on behalf of the Company to threaten litigation against the plaintiffs, the payment of an evergreen retainer by the Company in furtherance of that engagement, and the February 11, 2022 lawsuit purportedly filed by the Company against the plaintiffs were not authorized by the Board or a committee.146 They make similar arguments regarding the February 1 Press Release and February 2 Disclosures.

The defendants understood that the approval of the Board or a duly authorized committee was required to respond to Steel’s nomination of the Steel Slate.147 They had proposed resolutions to create a committee comprised of Lord, Chilton, and Corcoran for that very reason.148 The resolutions were not approved.149 Yet the challenged actions were undertaken anyway.150

146	Pls.’ Post-Trial Br. 45-50 (Dkt. 263).

147	JX 180; JX 600; see JX 204; JX 601; JX 802; Lichtenstein Tr. 994-95.

148	JX 711.

149	PTO ¶¶ 68-69; see Lord Tr. 885.

150	Corcoran Tr. 277-80; Chilton Tr. 382-83; Drake Tr. 534-35; see also JX 199; JX 232; JX 287; JX 364.

The defendants do not refute that the challenged actions were taken without Board approval. They argue, instead, that they believed in good faith that their actions were properly authorized. They cite to the Company’s Corporate Governance Guidelines, delegation matrices, and ordinary course practices for support.151 Although I do not doubt the defendants’ good faith beliefs in the propriety of their actions, those views did not provide them with the legal authorization to act.

The Company’s Corporate Governance Guidelines state that “[i]t is the Company’s policy that the CEO [and the] Executive Chairman . . . speak for the Company.”152 Nothing in the Company policies or guidelines, however, provides management with the right to act and speak on the Company’s behalf—over the objection of half of the Board—in a proxy contest. And the delegation matrices state not only that a press release requires the CEO’s approval,153 but also that they represent the “minimum level of review required.”154 The matrices also require Board approval if (as here) a press release triggers an “SEC Filing.”155 Furthermore, Aerojet’s bylaws provide that an officer’s delegated authority “as generally pertains to their respective offices” is “subject to the control of the Board.”156

151

The defendants also assert that they acted in good faith reliance on the advice of counsel pursuant to Section 141(e). See Defs.’ Post-Trial Br. 38 (Dkt. 261); but see supra note 93; Lord Tr. 885; JX 711. That may be relevant to the exercise of their fiduciary duties but not to the question of whether they were legally authorized to act under Section 141(b) and Aerojet’s bylaws.

152	JX 18 ¶ 25.

153	JX 66 at 7.

154	Id. at 2, 9.

155

Id. at 7. In any event, the evidence suggests that the defendants did not rely on these policies at the time that the February 1 Press Release and February 2 Disclosures were issued. See JX 336; JX 337; JX 879.

156

JX 11 § 4.1. Section 142(a) of the DGCL provides that corporations shall have “officers with such titles and duties as shall be stated in the bylaws or in a resolution of the board of directors which is not inconsistent with the bylaws.” 8 Del. C. § 142(a). Aerojet’s bylaws generally provide that officers shall have such powers “as may be assigned by the Board” and that “officers shall have such powers and shall perform such duties, executive or otherwise, as from time to time may be assigned to them by the Board and, to the extent not so assigned, as generally pertain to their respective offices, subject to the control of the Board.” JX 11 §§ 4.1, 4.2.

Moreover, although the CEO had the authority to run the Company’s day-to- day business, the challenged actions were not “ordinary course.”157 The February 1 Press Release questioned the motives of the Company’s Executive Chairman and disclosed the ongoing Investigation of which he was the subject. And counsel was retained on Aerojet’s behalf to bring litigation against half of the Board, using corporate funds in support.

157

See Defs.’ Post-Trial Br. 43-44. The defendants cite to this court’s decision in In re Walt Disney Co. Derivative Litigation, which provides that a CEO generally has “no obligation to continuously inform the board of [her] actions as CEO, or to receive prior authorization for those actions.” 907 A.2d 693, 761 (Del. Ch. 2005), aff’d, 906 A.2d 27 (Del. 2006); see also 2A William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 559 (2021) (“The general rule is that a president of a corporation is empowered to transact, without special authorization from the board of directors, all acts of an ordinary nature that are incident to the office by usage or necessity and to thus bind the corporation.”). That may be true in the normal course. In fact, the discussion in Disney emphasized that “everyday governance should be ‘under the direction’ of the board of directors rather than ‘by the board.’” 907 A.2d at 761 n.490 (emphasis added). But the circumstances presented in this case are far from everyday governance matters.

The defendants also claim that they were legally required to disclose the Investigation to “put the Steel Slate into context” because Steel’s Schedule 13D omitted “material information” such as the Investigation.158 But it is not clear why the defendants would be obligated to clarify Steel’s disclosures of why Stee’s 13D amendment was required (or even permitted) to disclose an internal and confidential Aerojet investigation. Regardless, the February 1 Press Release was drafted on January 28—days before Steel’s Schedule 13D was amended.159 Moreover, the weight of the evidence indicates that it was a negotiating lever to pressure Lichtenstein to withdraw his slate.160

Accordingly, the plaintiffs are entitled to a declaration that the following actions taken by the defendants lacked authorization from the Board or a duly authorized committee of the Board:

•	the approval of the February 1 Press Release and February 2 Disclosures;

•	the retention of Gibson Dunn to represent the Company in threatening and pursuing litigation against the plaintiffs; and

•	the payment of the $250,000 retainer to Gibson Dunn from Company funds to represent the Company and defendants.

158	Defs.’ Post-Trial Br. 40.
159	JX 179; JX 245.
160

JX 161; JX 179; JX 186; JX 209; JX 856; but see JX 207. Even if management believed that the law required disclosure of the investigation, the press release went well beyond disclosing the fact of the investigation. See Martin Marietta Mat’ls, Inc. v. Vulcan Mat’ls Co., 56 A.3d 1072, 1139-41 (Del. Ch. 2012) (explaining that a disclosure requirement does not give a party free reign to file a “propaganda piece” casting its counterparty in a negative light through “debatable and selective” disclosures), aff’d, 68 A.3d 1208 (Del. 2012), as corrected (July 12, 2012).

2. Whether the Neutrality Principle Was Violated

This court has observed that a Delaware corporation must remain neutral when a there is a legitimate question as to who is entitled to speak or act on its behalf. Where a board cannot validly exercise its ultimate decision-making power, neither faction has a greater claim to the company’s name or resources.161 The corporation—“the neutral res”—cannot take sides while the control dispute is unresolved.162 The entity’s sole interest is that it be “managed by those who are authorized to serve in that role.”163 It does not fall to management to step into the power vacuum in the interim.164

161

See In re TransPerfect, C.A. No. 9700-CB, at 35 (explaining that Delaware law prohibits a director from “acting unilaterally on behalf of the company for . . . personal advantage in [an] ongoing [control] disputes”).

162

Pearl City Elevator, Inc. v. Gieseke, C.A. No. 2020-0419-JRS, at 88 (Del. Ch. Sept. 11, 2020) (TRANSCRIPT) (“A deadlocked LLC cannot validly retain counsel and file an answer.” (quoting Maitland v. Int’l Registries, LLC, 2008 WL 2440521, at *2 (Del. Ch. June 6, 2008))).

163

Id. Unlike Pearl City, the present matter is not a Section 18-110 (or Section 225) proceeding. But the animating principles are the same. Where a control dispute prevents the board—charged with the duty to oversee the entity—from validly acting, the corporation cannot take sides. The question of who may act for the entity must first be resolved—there, by the court, and here, by the stockholders.

164	See In re Carlisle Etcetera LLC, 114 A.3d 592, 607 (Del. Ch. Apr. 30, 2015)
(explaining,	in the LLC context, that the entity’s manager “managing the Company because of a power vacuum created by [a] deadlock” among the members lacked authority because he was “not the board”).

This idea is not new. In Campbell v. Loew’s Incorporated, Chancellor Seitz was faced with a situation where two factions of directors—one headed by the company’s president and the other by a director—were engaged in a proxy fight for control of Loew’s.165 The Loew’s board was unable to act on the proxy solicitation because it could not muster a meeting quorum. The plaintiff sought to enjoin the president from “using his corporate authority and the corporate resources to deny the will of the board of directors and to maintain himself in office.”166 The court found that the president’s actions were improper:

The fact that [the president] had the power to call a stockholders’ meeting to elect directors, and is, so to speak, in physical control of the corporation cannot obscure the fact that the possible proxy fight is between two sets of directors. [The] president ha[d] no legal standing to make “his” faction the exclusive voice of Loew’s in the forthcoming election.167

165	134 A.2d 852, 862 (Del. Ch. 1957).
166	Id.
167

Id. at 863. The defendants cite to a holding in Campbell that the president’s faction was permitted to “expend reasonable sums of corporate funds in the solicitation of proxies.”Id. at 864. Based on that text, they assert that, in this case, the defendants’ faction was entitled to tap corporate resources because they “represent[] those who have been and are now responsible for corporate policy and administration.” Defs.’ Post-Trial Br. 38 (quoting Campbell, 134 A.2d at 864). The facts presented in Campbell, however, are quite different. In Campbell, Loew’s management (headed by the president, Vogel) agreed with a director (Tomlinson)—who headed the competing faction—to appoint 13 directors, with six nominated by Vogel, six nominated by Tomlinson, and one neutral director. Campbell, 134 A.2d at 855. Between the time of that agreement and the litigation, four directors resigned, giving Tomlinson a 5-4 majority. Those resignations caused an “unusual” situation that made it misleading for Tomlinson’s slate to represent that it had been responsible for corporate policy in the preceding year. Id. at 862. In the present dispute, by contrast, each faction has an equal claim to having been charged with the Company’s corporate policy. One faction is led by the Company’s Executive Chairman, and the other by its CEO. Both factions include long-tenured directors.

This neutrality principle applies to the present dispute. Because the Board has deadlocked in a contested election, Aerojet is (and must remain) neutral as to the election’s outcome.

The plaintiffs maintain that the defendants violated the neutrality principle— both before and after the TRO was entered. The bulk of their allegations focus on Drake, who had access to the Company’s employees and advisors in her role as CEO. The plaintiffs point out that the defendants relied upon Aerojet’s employees and outside advisors to help craft the defendants’ response to Steel’s nomination. The plaintiffs further assert that the defendants invoked the Company’s attorney-client privilege to withhold materials from them, despite the plaintiffs’ broad information rights as directors.168 And they say that Drake used her office as CEO to contact major Aerojet stockholders to feature the February 1 Press Release. To the extent that these actions required the deployment of corporate resources to advantage the defendants or disable the plaintiffs, they were inconsistent with corporate neutrality.

168	See generally In re Aerojet Rocketdyne Hldgs., Inc., 2022 WL 1446782 (Del. Ch. May 5, 2022).

The defendants acknowledge that this principle applies in a “typical board deadlock situation.”169 But they assert that, here, it “gives way to a duty to defend where an activist paralyzes the [B]oard to prevent it from responding to his challenge.”170 They also contend that Lichtenstein was motivated by a desire to entrench himself irrespective of the outcome of the Investigation, rendering the neutrality principle inapplicable. Neither of these arguments carry the day.

Setting aside the matter of who would be authorized to respond to a “threat,” it is not apparent why Steel’s decision to run a slate should be viewed as such. Corporate democracy is not an attack.171 Even if launching a proxy contest could be viewed as a hostile act in some scenarios,172 the nomination of the Steel Slate was not.

169	Defs.’ Post-Trial Br. 36-37.
170	Id. at 37.
171

Prominent commentators have described the importance of a fair election process, free from “disproportionate influence,” that leaves decisions to the “neutrals.” See M. Kahan & E. Rock, Anti-Activists Poison Pills, 99 B.U. L. Rev. 915, 994-95 (2019) (explaining that a fair election “need not be tied to any substantive assessment of the merits in a particular contest—whether, in absolute terms, the proposal of the activist is good or, in relative terms, the activist is better or worse than the incumbents. The substance of the proposal will be part of the arguments made to the neutral deciders who, in this context, make the ultimate determination.” (quoting Third Point LLC v. Ruprecht, 2014 WL 1922029, at *21 (Del. Ch. May 2, 2014))); see also Yucaipa Am. All. Fund II, L.P. v. Riggio, 1 A.3d 310, 360 (Del. Ch. 2010) (“Yucaipa is left the chance to gain influence by electing three directors at the next meeting, and three more at the following meeting. It just must do so by convincing other stockholders on the merits to vote for its slate, and without entering into mutual agreements about joint governance that raise the spectre of a de facto control bloc.”).

172

See generally Strategic Inv. Opportunities LLC v. Lee Enters, Inc., 2022 WL 453607 (Del. Ch. Feb. 14, 2022) (addressing a proxy fight launched by a hedge fund against a company in which had recently acquired a large stake and had no representatives on the incumbent board).

The unique facts presented in this case render classic notions of activism inapt. An activist investor is one that seeks to cause management and the board of directors to “change or influence a corporation’s direction.”173 The board is alone responsible for determining that direction given its “duty to establish or approve the long-term strategic, financial and organizational goals of the corporation [and] to approve formal or informal plans for the achievement of these goals.”174 A control contest brought by a “dissident” is—by definition—one that seeks to “wrest governing power from the corporation’s incumbent board of directors.”175 Here, the Steel Slate includes half of the incumbents. In addition, Steel, which has held a position in Aerojet (or its predecessor) since 2000, cannot be described as an archetypal “activist.”176

Because the Board deadlocked on the nomination of a slate, the defendants cannot use the Company’s resources to react to the Steel Slate as hostile to Aerojet’s interests. The two groups maybe be adverse to one another given their competing desires to be elected—a conflict affecting all members of the Board alike.177 But they are not adverse to the Company.178 That the Drake Slate includes the CEO is irrelevant.

173	Williams Cos. S’holder Litig., 2021 WL 754593, at *29 (Del. Ch. Feb. 26, 2021).
174	Grimes v. Donald, 1995 WL 54441, at *1 (Del. Ch. Jan. 11, 1995).
175	Randall S. Thomas and Catherine T. Dixon, Aranow & Einhorn on Proxy Contests for Corporate Control § 2.01 (3d ed. 2001).
176

Steel, which first invested in the Company in 2000, is far from the “archetypal short-term investor” seeking near-term value with little regard for long-term corporate strategies. Goldstein v. Dinner, 2022 WL 1671006, at *32 (Del. Ch. May 26, 2022) (citation omitted).

177

Aprahamian v. HBO & Co., 531 A.2d 1204, 1206 (Del. Ch. 1987) (“A candidate for office, whether as an elected official or as a director of a corporation, is likely to prefer to be elected rather than defeated. [The candidate] therefore has a personal interest in the outcome of the election even if the interest is not financial and [the candidate] seeks to serve from the best of motives.”); see also Strategic Inv. Opportunities, 2022 WL 453607, at *15; MM Cos. v. Liquid Audio, Inc., 813 A.2d 1118, 1129 (Del. 2003) (noting “the inherent conflicts of interest that arise when a board of directors acts to prevent shareholders from effectively exercising their right to vote either contrary to the will of the incumbent board members generally or to replace the incumbent board members in a contested election”).

178

In re Aerojet Rocketdyne Hldgs., Inc., 2022 WL 552653, at *3 (Del. Ch. Feb. 23, 2022) (“There is not a single slate of incumbent directors seeking reelection over insurgent candidates. Half of the Board supports one slate and half supports another (yet to be nominated) slate. What the defendants describe as the ‘insurgent’ slate includes four incumbent directors. The defendant’s slate would not automatically become the ‘Company’s’ simply because the CEO is in that group.”); see also Howard Midstream Energy, C.A. No. 2021-0487-LWW, at 62-67 (rejecting an argument that the parties’ disagreement over who controlled the board caused one faction to become adverse to the company itself).

Finally, the defendants’ argument that the Company was not required to remain neutral because Lichtenstein was motivated by a unique conflict of “freezing” the Investigation is unsuccessful. In terms of the Investigation, Lichtenstein was cooperative. There is no evidence that he attempted to interfere with it reaching its conclusion.179 Lichtenstein also proposed that his spot on the Board could be taken by another Steel representative if the Non-Management Committee’s recommendations called for him to step down.180 Perhaps more importantly, there is no contemporaneous evidence demonstrating that the defendants acted because of a belief that Lichtenstein ran a slate because he was concerned about the Investigation.181

179	JX 111; JX 534 at 2; Lichtenstein Tr. 972; Chilton Tr. 407; Turchin Tr. 653.
180	See JX 567 at 6.
181

It seems more likely that the defendants developed that view later. See Drake Tr. at 487-89 (testifying that the agreement would have “hardwired” Lichtenstein to the board); Lord Tr. at 853-54 (testifying that the company did not want to “hardwire anybody in” to a board seat); compare JX 881 (outside counsel discussing “‘hard-wir[ing]’ the composition of [the] board”).

Ultimately, the defendants—irrespective of their beliefs that they acted in Aerojet’s best interest—had no more right to draw upon corporate resources to advance their cause than the plaintiffs. The defendants’ good faith intentions are “irrelevant” when “the question is who should comprise the board.“182” The notion that directors know better than the stockholders about who should be on the board is no justification at all.”183

The two halves of the Board have separate—but equally valid—pitches to make to stockholders. The Company, which is necessarily guided by the Board, could not (and cannot) take sides pending the outcome of the election. To hold that one stockholder-nominated slate comprising half of the incumbent directors can advantage itself with access to the company’s name, funds, and employees because it includes management would unfairly tip the scales in that slate’s favor.184

182	Liquid Audio, 813 A.2d at 1129 (explaining that “good faith beliefs were not a proper basis for interfering with the stockholder franchise in a contested election for successor directors”).
183	Mercier v. Inter-Tel (Del.), Inc., 929 A.2d 786, 807-10 (Del. Ch. 2007).
184

See Liquid Audio, 813 A.2d at 1127 (“Maintaining a proper balance in the allocation of power between the stockholders’ right to elect directors and the board of directors’ right to manage the corporation is dependent upon the stockholders’ unimpeded right to vote effectively in an election of directors.”).

Accordingly, the plaintiffs are entitled to a declaration that the principle of corporate neutrality applies in connection with the contested election and that it was violated.

B. Whether Equitable Relief Should Issue

The court has “broad latitude to exercise its equitable powers to craft a remedy.”185 The plaintiffs call on the court to fashion a variety of relief beyond declaratory judgments. They seek—with varying degrees of specificity—permanent injunctive relief, corrective disclosures, the invalidation of certain proxies, and the voiding of the defendants’ unauthorized acts.

1. Permanent Injunctive Relief

The plaintiffs request a permanent injunction to “enforce the neutrality principle.”186 That relief would act as a corollary of the declaratory judgment on that principle and essentially extends the restrictions in the TRO through the conclusion of the election.

185

Hogg v. Walker, 622 A.2d 648, 654 (Del.1993); see also Rsrvs. Dev. LLC v. Severn Sav. Bank, FSB, 961 A.2d 521, 525 (Del. 2008) (“The Court of Chancery has broad discretion to fashion equitable relief.”).

186	Pls.’ Post-Trial Br. 62; Pls.’ Pre-Trial Br. 65 (Dkt. 236).

“To merit a permanent injunction, a plaintiff must show: (1) actual success on the merits; (2) irreparable harm, and (3) the harm resulting from a failure to issue an injunction outweighs the harm to the opposing party if the court issues the injunction.”187 Each element is met.

As described above, the plaintiffs succeeded on the merits of their claims.188

The interim relief established by the TRO will no longer be in place now that the court has issued a final decision on the merits. If the parties act in a way that contravenes the principles articulated in the court’s declaratory judgment, the ultimate goal of a fair election could be imperiled. Granting injunctive relief will provide protection against future harm and make any necessary enforcement more readily available.189

187

Agilent Techs., Inc. v. Kirkland, 2010 WL 610725, at *31 (Del. Ch. Feb. 18, 2010) (quoting COPI of Del., Inc. v. Kelly, 1996 WL 633302, at *4 (Del. Ch. Oct. 25, 1996)); see Pitts v. City of Wilm., 2009 WL 1204492, at *3 (Del. Ch. Apr. 27, 2009) (describing the requirement of success on the merits—rather than reasonable likelihood of success—as the difference between the preliminary and permanent injunction standards).

188	See generally supra Section II.A.
189

See Steffel v. Thompson, 415 U.S. 452, 482 (1974) (“A declaratory judgment is simply a statement of rights, not a binding order supplemented by continuing sanctions.”); see Samuel L. Bray, The Myth of the Mild Declaratory Judgment, 63 Duke L.J. 1091, 1109-10 (2014) (describing the “sanction rationale” explanation—the fact that declaratory relief does not threaten a sanction for disobedience—for why some consider declaratory judgments to be milder remedies than injunctive relief); Owen M. Fiss, The Civil Rights Injunction, 86 Yale L.J. 1103, 1122 (1977) (noting that an injunction “gives the defendant one more chance” and a declaratory judgment “gives the defendant two more chances”). There is naturally no “preliminary declarations” and preliminary relief had to take the form of some type of interim injunctive relief. See Doran v. Salem Inn, Inc., 422 U.S. 922, 931 (1975); see also Clark v. State Farm Mut. Auto. Ins. Co., 131 A.3d 806, 815 (Del. 2016) (noting that a declaratory judgment “is not a tool fitting” the “ambitious purpose” of detailing a remedy so as to “give life to [it]”).

The balance of equities also favors granting an injunction. The parties should conduct themselves in accordance with the declaratory judgment. An injunction requiring as such will not cause harm.

Accordingly, I exercise my discretion to impose an injunction to remain in place until Aerojet stockholders elect a new board of directors.190 The injunction will effectively mirror the TRO Order, except for provisions that are no longer relevant.191

2. Corrective Disclosures

The plaintiffs also seek an order mandating the issuance of corrective disclosures. The plaintiffs’ post-trial brief states that this relief is needed to address “a litany of disclosure violations,” including the February 1 Press Release, the corresponding February 2 Disclosures, unspecified “stockholder communications in the Company’s name,” and “selective” disclosures about the investigation in the defendants’ proxy materials.192 That is, only the February 1 Press Release and February 2 Disclosures are specifically identified.193 I therefore limit my analysis to those disclosures. It does not fall upon the court to comb the universe of the defendants’ public statements to identify potential disclosure violations.

190

Agilent, 2010 WL 610725, at *31; 11A Charles Alen Wright & Arthur R. Miller, Federal Practice and Procedure, § 2942 (3d ed. 2022) (“Perhaps the most significant component in the judicial decision whether to . . . grant permanent injunctive relief is the court’s discretion.”).

191	For example, the injunction need not address the extension of the advance notice bylaw deadline. See Dkt. 41 ¶ 3.
192	See, e.g., Pls.’ Post-Trial Br. 61-62.
193

At post-trial argument, the plaintiffs’ counsel confirmed that the February 1 press release and related Form 8-K are the focus of this request for relief. See Post-trial Hr’g Tr. June 6, 2022, at 58-59 (Dkt. 271).

Although corrective disclosures are often paired with breach of fiduciary duty claims (which are not advanced in the pleadings),194 the court can “fashion any form of equitable and monetary relief as may be appropriate” and “grant such other relief as the facts of a particular case may dictate.”195 In In re Howard Midstream, for example, the court ordered a company to issue a curative disclosure to remedy the violation of a status quo order after its CEO sent a notice to unitholders characterizing his personal views on litigation about the proper composition of the board as the company’s views.196 The ordered disclosure was designed to inform unitholders that the notice was not approved by the board and that the company would remain neutral on the outcome of the pending lawsuit.197

194	E.g., In re MONY Grp. Inc. S’holder Litig., 852 A.2d 9, 15 (Del. Ch. 2004) (requiring supplemental disclosures to inform stockholders of material information in a breach of fiduciary duty case).
195	Weinberger v. UOP, Inc., 457 A.2d 701, 714 (Del. 1983).
196	C.A. No. 2021-0487-LWW, at 63-64, 69.
197	Id. at 70.

A similar disclosure is appropriate here. As described above, the February 1 Press Release and February 2 Disclosures made unauthorized use of the Company’s name to favor one faction of the Board.198 The evidence suggests that these disclosures created a public perception that the Company was adverse to the Steel Slate.199 They also disclosed the pending Investigation without the approval of the Non-Management Committee overseeing it.200

The market undoubtedly has a wealth of information about this dispute between the parties’ respective proxy filings and this litigation. Lest there be any doubt about the propriety of the February 1 Press Release and February 2 Disclosures, however, corrective disclosures must issue in the form of a press release and a corresponding Form 8-K.201 The parties shall meet and confer on the contents of the disclosure, which must then be provided to the Company’s neutral counsel for its comment and approval. The disclosure should retract the statements in the February 1 Press Release, state that neither the February 1 Press Release nor February 2 Disclosures were authorized by the Board, and explain that the Company takes no position on the outcome of the pending director election.

198	See supra Section II.A.
199	See JX 707 (ISS Report); JX 708 (Glass Lewis Report).
200	See, e.g., JX 280; JX 306; JX 307; JX 308; JX 309; JX 310; JX 312; JX 313.
201

The defendants argue that the Drake Slate’s June 3, 2022 Schedule 14A, which notes that “[t]he February 1, 2022 press release . . . was issued without the authorization of a majority of the [Board],” obviates the need for a corrective disclosure. Aerojet Rocketdyne Hldgs., Inc., Definitive Additional Materials (Schedule 14A) (June 3, 2022). In my view, a Company press release and Company filing have a different meaning and effect than a filing issued by the Drake Slate.

3. Invalidation of Submitted Proxies

The plaintiffs next request that the court “[s]terilize stockholder consents and proxy votes” obtained before the issuance of the corrective disclosures.202 That relief is denied.

The two slates’ proxy materials have documented and commented on this litigation for months.203 Stockholders who have chosen to submit proxies did so knowing that this court’s decision was forthcoming. Stockholders also retain the ability to revoke previously submitted proxies as they see fit by submitting new proxies.204 I see no equitable basis to make that decision for stockholders by broadly mandating that their proxies be invalidated.

202	Pls.’ Post-Trial Br. 63.
203

See In re Seminole Oil & Gas Corp., 150 A.2d 20, 23-24 (Del. Ch. 1959) (“Where, as here, the conflicting claims and answers were presented to the stockholders at length, I think that is a factor which militates against the ordering of complete resolicitation. This is particularly true since the alleged misrepresentations were pointed out to the solicited stockholders.”). While In re Seminole Oil & Gas dealt with the possibility of ordering a new election after the fact, the opinion highlights the court’s “discretion in determining the form of relief” and the type of considerations that may lead it to its conclusions. Id. at 25.

204

This right has been made clear to stockholders. See, e.g., Aerojet Rocketdyne Hldgs., Inc., Definitive Additional Materials (Schedule 14A), at 13 (May 5, 2022) (“An executed proxy card may be revoked at any time before it is voted at the special meeting.”); Aerojet Rocketdyne Hldgs., Inc., Definitive Proxy Statement (Schedule 14A), at 3 (June 3, 2022) (“If you have already voted on the white proxy card furnished by the Drake committee, you have every right to revoke that proxy and change your vote by signing, dating and returning a later dated green proxy card.”).

4. Voiding Unauthorized Acts

Finally, the plaintiffs indicate that the court should void the unauthorized actions taken by the defendants on behalf of the Company. Those actions are described in Section II.A.1, above.

With regard to the February 1 Press Release and February 2 Disclosures, I see no practical reason to “void” those disclosures in light of the fact that corrective disclosures will issue and provide an adequate remedy.205

As described below, the unauthorized retention of Gibson Dunn to jointly represent the Company and the defendants in litigation against the plaintiffs was cured when a new engagement agreement limited to the representation of the defendants—with no requirement that Company funds be used—was executed on February 28, 2022.206

The $250,000 evergreen retainer, paid by the Company to Gibson Dunn in connection with its representation of the Company and defendants in this litigation and the proxy contest, remains in the possession of the firm.207 That payment was unauthorized and is void.

205

The plaintiffs themselves noted at the post-trial hearing that there may not be a “practical difference” between corrective disclosures and voiding certain acts. Post-trial Hr’g Tr. June 6, 2022, at 28.

206	See JX 647; JX 324.
207	As discussed below in Section II.D, the payment has not been drawn down since the TRO was entered. See JX 320; JX 324; Drake Tr. 562; Chilton Tr. 413; Corcoran Tr. 307; Moloney Dep. 137-38, 148.

C. Whether Unclean Hands Bars Equitable Relief

The defendants raise the affirmative defense of unclean hands as foreclosing the plaintiffs from obtaining relief. The doctrine of unclean hands is grounded in public policy and exists “to protect the public and the court against misuse” by litigants whose actions offend fundamental equitable principles.208 Irrespective of the merits of an action, a court of equity applying the doctrine may decline to grant equitable relief to a party who has “violated conscience or good faith or other equitable principles in his conduct.”209 These actions must bear “immediate and necessary relation to the claims under which relief is sought” for the unclean hands doctrine to apply.210 The court has “extraordinarily broad discretion” when considering this defense.211

208

Skoglund v. Ormand Indus., Inc., 372 A.2d 204, 213 (Del. Ch. 1976) (holding that to invoke the unclean hands doctrine, a plaintiff’s conduct must be “shocking to the integrity of the Court”); see Nakahara v. NS 1991 Am. Tr., 718 A.2d 518, 522 (Del. Ch. 1998) (“The unclean hands doctrine is aimed at providing courts of equity with a shield from the potentially entangling misdeeds of the litigants in any given case . . . [T]he Court refuses to consider requests for equitable relief in circumstances where the litigant’s own acts offend the very sense of equity to which he appeals.”).

209

Bodley v. Jones, 59 A.2d 463, 469 (Del. 1947); see Gallagher v. Holcomb & Salter, 1991 WL 158969, at *4 (Del. Ch. Aug. 16, 1991) (“The question raised by a plea of unclean hands is whether the plaintiff’s conduct is so offensive to the integrity of the court that his claims should be denied, regardless of their merit.”).

210	Nakahara, 718 A.2d at 523.
211

Id. at 522; see Keystone Driller Co. v. Gen. Excavator Co., 290 U.S. 240, 245-46 (1933) (“[The Court applying unclean hands is] not bound by formula or restrained by any limitation that tends to trammel the free and just exercise of discretion.”).

“Cases turning on matters related to unclean hands are infrequent as a matter of course.”212 This case is no exception. Although the plaintiffs ignored the defendants’ unclean hands defense in their briefing, the defendants have failed to meet their burden.

As an initial matter, the doctrine of unclean hands does not apply to the plaintiffs’ legal claims seeking declaratory judgments. “[A] party may not assert an equitable defense against a purely legal claim, even when the legal claim is pending in a court of equity.”213 The doctrine could apply only to the plaintiffs’ request for equitable remedies.214

212	Nakahara, 718 A.2d at 522.
213	NASDI Hldgs., LLC v. N. Am. Leasing, Inc., 2019 WL 1515153, at *6 (Del. Ch. Apr. 8, 2019).
214

See Lehman Bros. Hldgs. Inc. v. Spanish Broad. Sys., Inc., 2014 WL 718430, at *7 n.47 (Del. Ch. Feb. 25, 2014) (explaining that the “‘unclean hands’ doctrine bars equitable, but not legal, relief”), aff’d, 105 A.3d 989 (Del. 2014) (TABLE); Dan B. Dobbs, Law of Remedies § 2.4(2) (2d ed. 1993) (“If the defense is really an appeal to equitable discretion, then it should apply only to bar equitable remedies.”).

Furthermore, a stronger “countervailing public policy” precludes the application of unclean hands.215 The equitable relief requested by the plaintiffs seeks to ensure corporate neutrality in the face of Board deadlock, with the ultimate goal of a fair election. The underlying public policy at play is undoubtedly strong.

That is not to say that the plaintiffs’ actions were unimpeachable. As the defendants point out, best practices would have included that Lichtenstein follow the Board’s nomination procedures in nominating a Company slate and disclose to the Board his intention to launch a proxy contest before Steel issued its notice. But I fail to see how this conduct has an “immediate and necessary relation” to that giving rise to the equitable relief granted: specifically, the issuance of the February 1 Press Release and February 2 Disclosures and the co-opting of corporate resources by one half of a deadlocked board.216

215

Nakahara, 718 A.2d at 523 (describing the application of a “countervailing public policy” as the “greatest limitation” on the doctrine of unclean hands); Belle Isle Corp., v. Corcoran, 49 A.2d 1, 4 (Del. 1946) (explaining that the “public policy of [the] State . . . will not be disturbed by the application of [the unclean hands] doctrine”).

216

Keystone Driller, 290 U.S. at 245 (requiring that the plaintiff’s conduct have an “immediate and necessary relation to the equity [the plaintiff] seeks in respect of the matter in litigation” for the unclean hands defense to apply). For example, here the defendants claim that the February 1 Press Release was issued in response to Steel’s 13D. Defs.’ Pre- Trial Br. 41 (Dkt. 235). While they may have believed the 13D was misleading because it did not disclose the Investigation (which at the time was still confidential), this subjective belief bears no relation to the plaintiffs’ claims regarding authority and corporate neutrality.

The only conduct complained of that could potentially present the requisite direct relation is either contrary to my findings of fact after trial or was not before me. For instance, I have not found that the plaintiffs endeavored to force the Board to guarantee Lichtenstein’s seat on the board regardless of the outcome of the Investigation. Nor have I found that Lichtenstein was motivated by a singular goal of ousting senior management. I have not—at present—been asked to determine whether Lichtenstein breached his fiduciary duties or engaged in self-dealing.217

In short, while both factions of directors undoubtedly share the blame for the circumstances that led the Board to deadlock, the plaintiffs do not “come[] to this court with hands dirty enough to deny [them] any relief”—particularly when the ultimate beneficiary of that relief is the Aerojet electorate.218

D. Whether the Challenged Conduct Violated the TRO

The plaintiffs also contend that the defendants’ use of corporate resources continued after February 15, 2022, in violation of the TRO. They ask that the court hold the defendants in contempt.219 Court of Chancery Rule 70(b) authorizes the court to find a party in contempt for the failure “to obey or to perform any order.”220

217	These allegations are raised in the defendants’ counterclaims, which remain pending and were not tried with the plaintiffs’ claims.
218

Portnoy v. Cryo-Cell Int’l, Inc., 940 A.2d 43, 81 (Del. Ch. 2008); see Gallagher, 1991 WL 158969, at *4 (holding that conduct must be “so offensive to the integrity of the court that [the plaintiff’s] claims should be denied, regardless of their merit”).

219	Pls.’ Post-Trial Br. 45-59.
220	Ct. Ch. R. 70(b).

“To establish civil contempt, [the petitioning party] must demonstrate that the [alleged contemnors] violated an order of this Court of which they had notice and by which they were bound.”221 “A cardinal requirement for any adjudication of contempt is that the order allegedly violated give clear notice of the conduct being proscribed.”222 The alleged violation must also be “meaningful” and not merely “technical.”223

A party petitioning for a finding of contempt “must ‘establish the contemptuous conduct by a preponderance of the evidence.”224 If that burden is carried, “the burden then shifts to the [purported] contemnors to show why they were unable to comply with the order.”225

221

TR Invs., LLC v. Genger, 2009 WL 4696062, at *15 (Del. Ch. Dec. 9, 2009) (quoting Arbitrium v. Johnston, 1997 WL 589030, at *3 (Del. Ch. Sept. 17, 2009), aff’d, 26 A.3d 180 (Del. 2011) (alterations in original) (citation omitted)).

222

Mother Afr. Union First Colored Methodist Protestant Church v. Conf. of Afr. Union First Colored Methodist Protestant Church, 1992 WL 83518, at *9 (Del. Ch. Apr. 22, 1992) (declining to finding contempt where order “proscribed certain conduct,” but challenged action “was not included”), aff’d, 633 A.2d 369 (Del. 1993) (TABLE); see also inTEAM Assoc., 2021 WL 5028364, at *11 (same); Schwartz v. Cognizant Tech. Sols. Corp., 2022 WL 880249, at *5 (Del. Ch. Mar. 25, 2022) (finding the court had no basis to hold a party in civil contempt where the order at issue did not specifically proscribe the conduct complained of).

223

Dickerson v. Castle, 1991 WL 208467, at *3 (Del. Ch. Oct. 15, 1991); see also TransPerfect Glob., Inc. v. Pincus, 2022 WL 1763204, at *8 (Del. June 1, 2022) (“When an asserted violation of a court order is the basis for contempt, the party to be sanctioned must be bound by the order, have clear notice of it, and nevertheless violate it in a meaningful way.”).

224	TransPerfect, 2022 WL 1763204, at *8 (quoting Wilm. Fed’n of Tchrs. v. Howell, 374 A.2d 832, 838 (Del. 1977)).
225	TransPerfect, 2022 WL 1763204, at *8 (quoting TR Invs., 2009 WL 4696062, at *15).

The decision to hold a party in contempt is a discretionary matter for the court.226 Here, the exercise of my discretion is guided by an assessment of whether the defendants meaningfully violated the TRO and whether a finding of contempt would serve a remedial purpose.

1. Alleged Violations of the TRO

They plaintiffs argue that the defendants failed to comply with a provision of the TRO mandating that neutral counsel for the Company be retained.227 They also argue that the defendants violated the TRO by using the Company’s outside advisors, funds, and employees to advantage the Drake Slate.228 The defendants assert that the plaintiffs have not proven that any of these alleged acts constitute meaningful violations of the TRO.

a.	Retention of Neutral Counsel

The plaintiffs assert that the defendants violated a provision of the Order requiring the Company to “retain independent counsel agreed upon and authorized by at least 5 members of the Board in connection with the [pending litigation].”229

226	See Dickerson, 1991 WL 208467, at 3.
227	Id. at 45-59.
228	See Pls.’ Post-Trial Br. 48-59.
229	Dkt. 41.

The defendants’ alleged conduct did not violate the Order.

On February 17, 2022, the six outside directors reached some consensus on the retention of outside counsel to “work with Aerojet’s existing general counsel to assist him with any actions that require company input,” including “[a]ssisting with public filings” and providing counsel “to the Board and the Company as to how to proceed with acquisition overtures from interested third parties.”230 After Drake objected to the proposal as different than the neutral counsel “outlined in [the] TRO,”231 the defendants declined to move forward.232

The engagement considered by the directors on February 17 well exceeded the bounds of the TRO, which only mandated neutral counsel to represent the Company in this litigation.233 The court repeatedly emphasized that the TRO was intended to be narrowly focused on efforts “in support of the election efforts of any candidate for election at the Annual Meeting.”234 In any event, an agreement was eventually reached for the Company to retain Morris James LLP and Debevoise & Plimpton LLP to represent it in this proceeding.235

230	JX 402.
231	JX 647.
232	See JX 402.
233	See id.; Dkt. 41.
234	Dkt. 38 at 82.
235	PTO ¶¶ 21-22.

b.	Use or Deployment of Company Funds or Other Resources

The plaintiffs’ contempt allegations primarily concern the defendants’ alleged use of Company funds and resources to impair the Lichtenstein Slate or advantage the Drake Slate. The TRO prohibited certain conduct to prevent unauthorized actions that could unfairly benefit one faction in the proxy contest. The Order set forth the precise parameters of the TRO, including that “[n]o party to this Action, no officer, director, employee, advisor or agent of [the Company] . . . shall . . . without the prior written approval of the Company’s Board of Directors . . . use or otherwise deploy Company funds or other Company resources in support of the election efforts of any candidate for election at the Annual Meeting.”236

i.	Third party advisors

The plaintiffs contend that the phrase “other company resources” should be read to include the defendants’ post-February 15 use of third-party advisors who work with the Company—including Gibson Dunn, Jenner, Evercore, and Citibank.237 They point out that the defendants’ proposed order to implement the

236	Dkt. 41.
237	See JX 357; JX 376; JX 412; JX 432; JX 519; JX 641; Drake Tr. 515, 545, 554.

TRO—which the court rejected—included language that would have permitted the parties “to work with any advisors (including counsel, financial advisors and public relations firm) that may have represented the Company prior to the date hereof.”238

But the Order proposed by the plaintiffs and entered by the court lacked any language preventing such engagements. The Order cannot objectively be read to have done so by implication. In fact, it expressly contemplated that Gibson Dunn would withdraw its appearance on behalf of the Company and continue to represent the defendants.239

ii.	Company funds

The plaintiffs next highlight a Joint Representation Agreement entered into among Gibson Dunn, Aerojet, and the defendants as evidencing the post-TRO use of Company funds. That agreement was sent to the defendants on February 10, 2022—5 days before the TRO was granted.240 It provided that Aerojet would cover all of the defendants’ legal fees and pay a $250,000 retainer to Gibson Dunn.241 Corcoran, Drake, and Kampani (on behalf of Aerojet) signed the agreement on February 15, 16, and 17—all after the court’s oral ruling granting the TRO.242

238	Compare Dkt. 41 with Dkt. 35, Ex. A ¶ 9.
239	Dkt. 41 ¶ 8.
240	JX 324.
241	Id.
242	JX 366; JX 627; JX 628.

Though I do not condone the post-TRO execution of an agreement pertaining to the use of Company funds to represent the defendants in this litigation, I cannot conclude that doing so constituted contempt of the TRO. The payment of the retainer occurred before the TRO was granted. The Company’s funds have not yet been used to pay Gibson Dunn as it has not drawn down on the $250,000 retainer.243 Gibson Dunn is—at present—acting “pro bono.” As this court previously explained in granting the Order, “[t]he board that stockholders elect” can decide whether expenses either faction incurred in connection with the proxy contest should be reimbursed.244 Furthermore, Gibson Dunn and the defendants entered into a new engagement agreement related to their representation in this action, which lacked any commitment by Aerojet to pay the defendants’ legal expenses.245

iii.	Company employees

When it comes to reliance on Company employees for assistance in the proxy contest, the plaintiffs focus on various actions taken by Drake and by other Company employees after February 15. The actions take two forms: the promotion of the Drake Slate; and relying on Company assistance to transfer her shares into record name.

243	Corcoran Tr. 307; Drake Tr. 562; Moloney Dep. 148.
244

In re Aerojet, 2022 WL 552653, at *3; see also id. *2 n.16 (“[A] board could . . . choose to reimburse the expense of an insurgent slate. And Section 113 of the [DGCL] expressly permits Delaware corporations to adopt proxy expense reimbursement bylaws.”); Jana Master Fund, Ltd. v. CNET Networks, Inc., 954 A.3d 335, 341 (Del. Ch. 2008) (noting that “insurgent” stockholders will “finance their own bid [for election] and can hope for reimbursement only if that bid is successful”). This is equally true for Evercore’s arrangement with Drake. JX 458.

245	JX 641; Drake Tr. 626; Moloney Dep. 153-55.

On the first subject, various company officers are alleged to have assisted Drake in running the proxy contest. For example, certain high-level employees participated alongside Drake in election-related strategy sessions and joined her for calls with Company investors intended to solicit support for the Drake Slate.246 Those employees are a “Company resource.”

But Paragraph 5 of the Order states that “[n]othing in this order shall affect the right of any person to act in his or her individual capacity to support the election of any candidate for election.”247 That is, the employees were not barred from voluntarily assisting in their personal, individual capacities—rather than as representatives of the Company. The Company’s CFO, for instance, maintains that he was volunteering his non-working time to assist Drake.248 Although the evidence cuts both ways, the carveout in Paragraph 5 of the Order weighs against a finding that this assistance was violated by the TRO.249

246	See JX 401; JX 430; JX 471; JX 682; JX 686; JX 688; JX 875; JX 876; Drake Tr. 593-94; Boehle Tr. 784-86, 913-14.
247	Dkt. 41 ¶ 5.
248	See Boehle Tr. 761-62; see also Drake Tr. 505-08.
249	See, e.g., JX 426; JX 477; JX 479; Boehle Tr. 790-91.

Drake’s authorization of Company employees to transfer shares of her Aerojet stock into record name is a different matter. Drake authorized this conduct in her capacity as CEO, rather than as a stockholder. And she relied on Aerojet employees acting in their official roles for assistance.

At trial, Drake testified that Aerojet did not meaningfully facilitate the transfer of Aerojet shares into her personal Computershare account.250 She claims that she did nothing more than ask for Aerojet employees to provide ministerial assistance in unlocking her Computershare password.251 The evidence indicates greater support was provided by the Company.

Drake commenced the process of transferring shares into record name on February 25—three days before the February 28 nomination deadline.252 Record ownership was a necessary condition for her to nominate a slate pursuant to Aerojet’s advance notice bylaw.253

250	Drake Tr. 579-89.
251	Id. at 514-15.
252	Id. at 513.
253

JX 11. The deadline for submitting stockholder nominations in connection with the Company’s 2022 annual meeting of stockholders was originally February 5, 2022. JX 163. The plaintiffs agreed to extend that deadline until February 28, 2022 to allow the defendants additional time to run a slate. Dkt. 34.

Drake and her financial advisor initially attempted to transfer her shares into her name at Computershare using a DRS process that did not require company approval.254 Because Drake did not know her Computershare account information, her broker could not initiate the transfer until Computershare received a letter requesting the information by mail for review.255

Drake turned to an Aerojet executive for help in obtaining the account information and multiple Aerojet employees proceeded to “urgent[ly]” reach out to Computershare to “help [their] CEO” obtain her account information.256 After obtaining the account information, Aerojet’s associate general counsel, Drake’s personal broker, and Gibson Dunn learned that the DRS process would not be completed by the nomination deadline.257 They pursued a different process (called DWAC) that required a letter of authorization from Aerojet but would transfer shares immediately.258 A letter was sent on behalf of Aerojet instructing Computershare to accept a DWAC transfer of Drake’s shares.259

254	Drake Tr. 513.
255	JX 437 at 5; Drake Tr. 514.
256	JX 589; JX 437 at 6; see also JX 437 at 1-2, 7-8, 10-12; Drake Tr. 515.
257	See JX 437 at 8.
258	See id. at 17.
259	Id. at 27, 61.

The defendants minimize these actions as “a mere technical lapse.”260 But without this assistance by Aerojet, Drake would not have become a record holder before the nomination deadline (as extended) expired.261 The actions were also not neutral. Steel Partners had requested that Aerojet send a similar letter instructing Computershare to accept a DWAC transfer of its shares in late January 2022 but was rebuffed.262

2. Whether a Civil Contempt Remedy Would Be Appropriate

Irrespective of whether these actions technically violated the TRO, I decline to hold any of the defendants in civil contempt. “The remedy of civil contempt serves two purposes: to coerce compliance with the order being violated, and to remedy injury suffered by other parties as a result of the contumacious behavior.”263 An aggrieved party must therefore show that relief would be coercive or remedial rather than punitive.264 This court has broad discretion to remedy violations of its order so long as doing so is “just and reasonable.”265

260	Defs.’ Post-Trial Br. 55.
261	Drake’s broker separately pursued the DRS method but it did not process until after the nomination deadline had passed. JX 437 at 40-59.
262	JX 446 at 1, 5.
263	Aveta Inc. v. Bengoa, 986 A.2d 1166, 1181 (Del. Ch. 2009).
264	See TR Invs., 2009 WL 4696062, at *15; Mitchell Lane Publ’rs, Inc. v. Rasemas, 2014 WL 4804792, at *2 (Del. Ch. Sept. 26, 2014).
265	Gallagher v. Long, 940 A.2d 945, 2007 WL 3262150, at *2 (Del. 2007) (TABLE).

It is difficult to see what coercive purpose could be served by granting the relief sought by the plaintiffs. In the context of similar orders, this court has explained that “[t]he only purpose for finding the defendants in contempt and assessing a penalty [ ] would be to coerce them to obey the Order.”266 The remedies granted in this decision (including injunctive relief) provide appropriate protection against the risk of any future misuse of corporate resources pending the outcome of the election.267

To hold the defendants in civil contempt would also not serve any remedial purpose. The only conduct that could support a finding that the TRO was violated concerns the Company’s assistance in the transferring Drake’s shares into record name.268 The sole cognizable harm to the plaintiffs is that Drake’s timely transfer of shares into record name gave her the ability to nominate a slate before the nomination deadline contained in the Order had expired. The TRO was never intended to act as a bar preventing the defendants from running a slate in the proxy contest. Had the defendants requested that the court grant a further extension of the deadline to do so as set forth in the Order, the court would have willingly entertained it.

266	Macrophage Therapeutics, Inc. v. Goldberg, 2021 WL 2585429, at *3 (Del. Ch. June 23, 2021) (quoting Dickerson, 1991 WL 208467, at *4).
267

See, e.g., EDIX Media Gp. v. Mahani, 2006 WL 3742595, at *14 (Del. Ch. Dec. 12, 2006) (explaining that damages awarded were “adequate recompense” for any harm suffered by the plaintiff and that additional penalties for alleged violation of a stipulated restraining order would be “inappropriate”).

268	See Mitchell Lane, 2014 WL 4804792, at *2 (considering whether an alleged violation of the court’s order was “part of a pattern of noncompliance that should be addressed by the Court”).

Finally, fee shifting would not be appropriate. The plaintiffs ask that the court award them all of the fees and expenses they incurred since the TRO was granted on February 15. Where an award of fees is sought as a sanction, this court “has broad discretion in determining the amount of fees to be awarded.”269 The conduct the plaintiffs say was contemptuous is hardly the cause of the post-TRO expenses the plaintiffs incurred—such as extensive discovery and a three-day trial. Awarding the plaintiffs their fees for the limited portions of their briefing and trial presentations focused on contempt would be an imprecise and unsuitable remedy.

III. CONCLUSION

Judgment is for the plaintiffs on their claims for declaratory judgment. The plaintiffs are also entitled to certain additional equitable relief as described herein. The defendants’ affirmative defense is unsuccessful. Finally, I decline to make a finding of contempt.

Corrective disclosures shall issue as described above by June 20, 2022. The parties shall also confer on and submit a proposed implementing order by June 20, 2022.

269

Shawe v. Elting, 157 A.3d 142, 152 (Del. 2017); see Long, 2007 WL 3262150, at *2 (“A trial judge has broad discretion on impose sanctions for failure to abide by its orders.”); In re TransPerfect Glob., Inc., 2019 WL 5260362, at *15 (Del. Ch. Oct. 17, 2019) (granting a sanction that included all legal fees “in connection with the prosecution of the contempt motion.”), aff’d in part, rev’d in part sub nom. TransPerfect, 2022 WL 1763204 (Del. June 1, 2022).